Exhibit 4.37

Shanghai House Lease Contract

(Contract No. )

Parties of this Contract:

Lessor (Party A): Shanghai Xuanhua Architectural Ornament Co., Ltd

Lessee (Party B): Mecox Lane E-commerce (Shanghai) Co., Ltd.

In accordance with the “Contract Law of the People’s Republic of China” and the “Regulations of the Shanghai Municipality on House Leasing” (hereinafter the “Regulations”), Party A and Party B, on the basis of equality, voluntariness, fairness and integrity, have reached unanimity through consultations and entered into this Contract in respect of Party B’s leasing of the house which Party A is legally entitled to lease out.

1. Basic Information about the Premise

1-1 Party A leases out to Party B the premise located at the 1st to 5th Floor, Building 17,Phoenix Zone, 1515 Gumei Road, Xuhui District, Shanghai (hereinafter “the Premise”). The surveyed construction area of the Premise is 4,484.95 square meters. The designated usage of the land is for industry, the style of Premise is for factory and the structure of the Premise is reinforced concrete. The floor plan of the Premise is attached hereto as Attachment 1. Party A has presented Party B with the following:

1) Certificate of Ownership of the Premise. Certificate No.: H.F.D.X.Z.(2007)No. 023799,023800,023801,023802,023803.

1-2 Being the owner of the Premise, Party A enters into the lease relationship with Party B. Prior to the execution of this Contract, Party A has informed Party B that the Premise has not been mortgaged.

1-3 It is listed in Attachment 2 and Attachment 3 by both parties the scope, conditions and requirements of the usage of the public or common area of the Premise, the existing decoration, accessory facilities and equipments, and the provisions, standard and matters to be negotiated related to the decoration and facilities installed by Party B and agreed by Party A. Both parties agree that the attachments hereto shall form the basis of the inspection when Party A hands over the Premise to Party B and when Party B returns the Premise to Party A upon the termination of this Contract.

2. Usage of the Lease

2-1 Party B undertakes to Party A that the Premise shall be used for the purpose of office and it shall comply with the national and municipal laws and regulations in relation to the usage of houses and property management.

2-2 Party B ensures that, during the term of the lease, it will not change the above stipulated usage of the Premise without written consent of Party A and approval by relevant department if required.

3. Date of Handing Over and Lease Term

3-1 Both parties agree that Party A shall hand over the 2 or 3 floors of Premise to Party B before December 15, 2014 and remaining floors of Premise to Party B before December 31, 2014. The lease term commences on January 1, 2015 and expires on December 31, 2021.

3-2 Party A shall have the right to recover the Premise upon the expiration of the term of the lease, and Party B shall return the Premise punctually. If Party B wishes to renew the lease, a written renewal request shall be provided to Party A 6 months prior to the expiration of the term of the lease. Subject to Party A’s consent to the renewal, a new lease contract shall be executed.

4. Rent, Method and Time of Payment

4-1 Both parties agree that the rent of the Premise is RMB 3.30 per day per square meter of the construction area. The monthly rent is RMB 450,176.90 in total.

The rent of the Premise shall remain unchanged within 2 years. Commencing from the 2017/4/16(year/month) the parties hereto are entitled to negotiate to adjust the rent, and they shall enter into a supplemental agreement in relation to the said adjustment.

4-2 Party B shall pay Party A the monthly rent before the 20th day of last month. If Party B fails to pay punctually, it shall pay a penalty to Party A at the rate of 1% of the monthly rent for every single day of delay.

4-3 The method of payment of the rent by Party B shall be as follows: triple monthly rent as a Deposit and to be paid monthly.

5. Deposit and Other Fees

5-1 Both parties agree that Party B shall pay Party A a Deposit equal to the rent of three months in the amount of RMB 1,350,530.60 when Party A hands over the Premise.

On receipt of the Deposit, Party A shall issue a receipt to Party B.

Upon the termination of the tenancy, Party A shall offset from the Deposit the fees bearable by Party B hereto and return the remains to Party B without interest.

5-2 During the tenancy, Party B shall cover the costs of water, electricity, gas, telecom, equipment, property management, parking, elevator maintaining fee and so on, relating to the use of the Premise.

5-3 Calculation, method of apportionment, method and time of payment of the above fees born by Party B shall pay the above-mentioned fees after receiving the notice of payment of related departments.

6. Requirements for Using the Premise and Responsibility for Reparation

6-1 During the tenancy, in the event that Party B discovers any damage or breakdown of the Premise and its accessory facilities, it shall notify Party A promptly for reparation. Party A shall repair them within 3 days from the date of receipt of the notice. If Party A fails to repair in time, Party B may repair them at the cost of Party A.

6-2 During the tenancy, Party B shall make proper use and take good care of the Premise and its accessory facilities. In respect of any damage or breakdown of the Premise or its accessory facilities as a result of the improper use by Party B, Party B shall be liable for the reparation. In the event that Party B refuses to repair them, Party A may repair them instead at the cost of Party B.

6-3 During the tenancy, Party A ensures that the Premise and its accessory facilities are in a normal, available and safe condition. The devices of fire protection and central air-condition can be used by Party B, and Party B shall bear the related using fees. Party A shall inform Party B 7days prior to its inspection and maintenance of the Premise, and Party B shall render its assistance and co-operation. Party A shall minimize the impact on the use of the Premise of Party B.

6-4 Except for those stipulated in the Attachment 3 hereto, if Party B needs to decorate or install ancillary facilities and equipment, it shall obtain the prior written consent of Party A. If approval from the related department is needed, Party A entrusts Party B to get such approval before construction. The responsibility for reparation of the ancillary facilities and equipment added by Party B is born by Party B.

7. Condition of the Premise When Returned

7-1 Party B shall return the Premise to Party A on the date of the expiration of the tenancy unless Party A agrees to renew the lease. If Party B fails to return the Premise punctually without the consent of Party A, it shall pay to Party A an occupation charge at the rate of RMB 8.0 square meter for every single day of the delay.

7-2 Party B shall return the Premise in a condition consistent with the Premise having been used normally. Party A shall inspect the Premise when the Premise is returned. The parties hereto shall settle the fees that they are responsible for respectively.

8. Sublet, Transfer and Exchange

8-1 Unless otherwise agreed by Party A in the supplemental provisions hereof for Party B’s subletting, Party B shall obtain the prior written consent of Party A for subletting part or the whole of the Premise to other parties within the tenancy. Party B shall not sublet a residential premise in separate parts.

8-2 When subletting the Premise, Party B shall enter into a written subletting contract with the sub-lessee

8-3 During the tenancy, Party B shall obtain prior written consent from Party A for the transfer of the lease of the Premise to a third party or the exchange of the lease of the Premise with the lease of another property. After the said transfer or exchange, the transferee or the party to the exchange shall enter into a contract for change of the lessee with Party A to ensure the continuous performance of this Contract.

8-4 During the tenancy, if Party A needs to sell the Premise, it shall inform Party B six months prior to the sale. Party B shall have the priority to purchase the Premise under the same conditions.

9. Conditions for Cancellation of this Contract

9-1 Both parties agree that neither party shall be liable to the other party if this Contract is terminated upon the occurrence of any of the following events at any time during the term of the lease:

(1) The use right of the land on which the Premise is situated is early revoked according to the law.

(2) The Premise is requisitioned according to the law for the public interest.

(3) The Premise is listed within the demolition permission scope for urban development purpose according to the law.

(4) The Premise gets damaged or destroyed or is otherwise regarded as dangerous.

(5) The Premise is to be disposed under mortgage where Party A has informed Party B of the mortgage before leasing.

(6)           /                                   .

9-2 Both parties agree that if any of the following events occurs, either party may inform the other party upon a written notice to terminate this contract. The defaulting party shall pay the other party a penalty as liquidated damages equal to triple of the monthly rent. If the said liquidated damages are insufficient to make up for the losses and damage suffered by the other party, the defaulting party shall further compensate the balance thereof:

(1) Having failed to hand over the Premise punctually, Party A again fails to hand over the same within 15 days from the date of Party B’s demand.

(2) The Premise handed over by Party A fails to comply with the conditions as herein contained thereby frustrating the purpose of the lease, or the Premise is defective and endangers the safety of Party B. (Party A handed over the Premise in the present state agreed by Party B, and Party B inspected that the Premise is complied with the conditions as herein contained thereby frustrating the purpose of the lease, or the Premise is defective and endangers the safety of Party B. )

(3) Party B changes the usage of the Premise without consent of Party A, which causes damage to the Premise.

(4) The main structure of the Premise is damaged at fault of Party B.

(5) Party B sublets the Premise, transfers the leasing right to a third party or exchange with a third party their respective leased premise without permission.

(6) Party B fails to pay the rent punctually for more than 1 month.

(7)                     /                         .

10. Liabilities for Breach of Contract

10-1 In the event that the Premise has been defective by the time of handing over, Party A shall repair the Premise within 7 days from the date of handing over. If Party A fails to repair the Premise punctually, it agrees to reduce the rent and amend the provisions in relation to the rent.

10-2 Party A shall be liable to compensate Party B for losses occasioned by Party A’s failure to inform Party B that the Premise has been mortgaged or the transfer of the ownership of the Premise has been restricted before the leasing of the Premise.

10-3 Party A shall be liable to compensate Party B for property losses or personal injuries occasioned by Party A’s failure to perform its obligations as contained here in relation to the reparation and maintenance of the Premise during the tenancy which causes damage to the Premise.

10-4 In the event that Party A early terminates this Contract and takes back the Premise during the tenancy other than in accordance with the provisions contained herein, it shall pay Party B a penalty as liquidated damages equal to double of the Deposit upon 6 months prior to give Party B a notice. If the liquidated damages are not sufficient to make up for Party B’s losses, Party A shall further compensate Party B.

10-5 In the event that Party B decorates the Premise or installs other ancillary facilities without written consent of Party A or beyond the scope and requirement thereof, Party A may require Party B to recover the Premise.

10-6 In the event that Party B early surrenders this Contract other than in accordance with the provisions contained herein during the tenancy, it shall send a notice to Party A 6 months prior to surrender and pay out the related fees (including but not limited water, electricity, air-condition, property management and so on.)and pay Party A a penalty as liquidated damages equal to the Deposit. Party A may deduct the compensation from the Deposit. If the tenancy is over 3 years, Party B needn’t pay the rent of 3.5 months of rent-free tenancy. If the tenancy is under 3 years, Party B shall pay the rent of 3.5 months of rent-free tenancy. Party B shall not move out the related office goods without the consent of Party A.

11. Other Provisions

11-1 If Party A needs to mortgage the Premise during the tenancy, it shall inform Party B upon a written notice and ensure to seek the opinion of Party B on the purchasing of the Premise in writing 6 months before the Premise is disposed of in the manner of trade-in or sell-off by the mortgagee.

11-2 This Contract shall become effective after being signed and sealed by both parties.

11-3 If this Contract has any outstanding matter, it can be settled by supplemental provisions through negotiations between both parties. The supplemental provisions and attachments hereto shall be an integral part of this Contract. The written contents in the blank of the Contract and its supplemental provisions and attachments shall have the same validity as of the printed contents.

11-4 When executing this Contract, both parties are clear of their respective rights, obligations and responsibilities and are willing to perform them strictly in accordance with the provisions hereof. If either party breaches this Contract, the other party may claim for compensation in accordance with the provisions hereof.

11-5 Any dispute arising from the performance of this Contract shall be settled by negotiation. If the parties are unable to resolve the dispute by negotiation, such dispute shall be resolved through the 2nd method of the followings:

(1) /

(2) bring a lawsuit in the local People’s Court of Shanghai.

11-6 This Contract and its attachments shall have four originals of the same validity. Each party shall hold one original. Another one original shall summit to the authority and the other one shall be held by Shanghai Zhuoda property broker Co.,Ltd .

Supplemental Provisions

1.              The rent-free tenancy for decoration commences on January 1, 2015 and expires on April 15, 2015.Party B shall not pay the rent and shall pay the property management fees.

2.              Party A handed over the Premise which is in the present state. Upon expiration of tenancy, the Party B shall not recover the Premise when it is returned.

3.              Party A shall issue the rental invoices in the name of Party A after receiving Party B’s payment.

The rent shall increase 8% of monthly rent once 2 years, namely, during the tenancy, Party B shall pay the rent according to following methods.

(Calculation, Price*Area*365/12=Monthly Rent)

Rent RMB 3.30, April 16, 2015 to April 15, 2017 , monthly rent is RMB450,176.90.

Rent RMB 3.56, April 16, 2017 to April 15, 2019, monthly rent is RMB485,645.34.

Rent RMB 3.85, April 16, 2019 to December 15, 2021, monthly rent is RMB525,206.33.

December 16, 2021 to December 31, 2021 , the rent is RMB525,206.33.

4.              Time of payment

Party B shall pay Party A the monthly rent before the 20th day of last month. If Party B fails to pay punctually, it shall pay a penalty to Party A at the rate of 1% of the monthly rent for every single day of delay.

6. Party B fails to pay the rent punctually for more than 10 days, which is deemed as a default. Party B shall pay the rent, liquidated damage and penalty. Party A has right to take actions including but not limited cut off water or electricity supply and Party B shall bear the responsibility of Party A’s above actions.

7. Party A is able to arrange new potential lessee to visit the Premise 6 months prior to the expiration of tenancy if Party B confirms not to renew the lease contract.

Party B shall render its assistance and co-operation. Party A shall minimize the impact on the use of the Premise of Party B

8. During the tenancy, Party B shall maintain the roof garden on the 4th floor including afforest, wooden floor and so on. Upon the expiration of tenancy, exclude the normal depreciation, Party B shall ensure the roof garden used normally.

Leaser (Party A) :	Lessee (Party B) :
Nationality:	Nationality:
Legal representative:	Legal representative:
Register of Certificate/ID card Number:	Register of Certificate/ID card Number:
Address:	Address:
Zip:	Zip:
Phone:	Phone:

Entrusted agent:	Entrusted agent:
Sealed and signature: /s/ Shanghai Xuanhua Architectural Ornament Co., Ltd	Sealed and signature: /s/ Mecox Lane E-commerce (Shanghai) Co.,Ltd.
Date of signing this contract	Date of signing this contract
Place of signing this contract:	Place of signing this contract:

Name of institute of broker:
Name of broker:
Number of certificate of broker: